UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*

                             NEW YORK MORTGAGE TRUST INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                                      REIT
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    649604105
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                  June 30, 2004
--------------------------------------------------------------------------------
              (Date of Event which requires filing of this statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[x] Rule 13d-1(b) [ ] Rule 13d-1(c) [ ] Rule 13d-1(d)

*The remainder of this cover shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


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Cusip No.   649604105                 13G                      Page 2 of 4 Pages

1. NAME OF REPORTING PERSON
    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    NWQ Investment Management Company, LLC
           47-0875103

2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP* (a) (b)

3.    SEC USE ONLY


4.    CITIZENSHIP OR PLACE OF ORGANIZATION DELAWARE

NUMBER OF                5.  SOLE VOTING POWER                      2,087,206
SHARES
BENEFICIALLY             6.  SHARED VOTING POWER
OWNED BY
EACH                     7.  SOLE DISPOSITIVE POWER                 2,127,104
REPORTING PERSON
WITH                     8.  SHARED DISPOSITIVE POWER

9. AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON     2,127,104


10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


11. PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     11.7%

12. TYPE OF REPORTING PERSON*

     IA
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Cusip No.   649604105                   13G                    Page 3 of 4 Pages

Schedule 13G Additional Information

Item #
1. (a)   Name of Issuer:
         New York Mortgage Trust Inc.

   (b) Address of Issuer's Principal Executive Offices:

         1301 Avenue of the Americas
         New York, NY  10019

2. (a)  Name of Person Filing:
        NWQ Investment Management Company, LLC


   (b) Address of Principal Business Office for Each of the Above:

       2049 Century Park East, 4th Floor, Los Angeles, CA  90067


   (c)  Citizenship:

            USA

   (d) Title of Class of Securities:

            REIT

   (e) CUSIP Number:

        649604105

3. If this statement is filed pursuant to Rule 13d-1(b), or 13d-2(b). The person filing is a:

            Investment Adviser

4. Ownership:
   (a) Amount Beneficially Owned: 2,127,404 (b) Percent of Class: 11.7% (c) Number of shares as to which such person has:
     (i) sole power to vote or to direct the vote 2,087,206 (ii) shared power to vote or to direct the vote 0 (iii) sole power to dispose or to direct the disposition of 2,127.404 (iv) shared power to dispose or to direct the disposition of 0


5. Ownership of Five Percent or Less of a Class:

   N/A

6. Ownership of More than Five Percent on Behalf of Another Person:

    N/A

7.  Subsidiary

     N/A


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Cusip No.  649604105                        13G                Page 4 of 4 Pages



8. Identification and Classification of Members of the Group:

    N/A

9. Notice of Dissolution of Group:

     N/A

10. Certification:


   By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.



                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                           August 17, 2004


                                         -----------------------
                                         Jon D. Bosse, CFA
                                         Chief Investment Officer &
                                         Managing Director

The original statement shall be signed by each person on whose behalf the statement is filed or his authorized representative. If the statement is signed on behalf of a person by his authorized representative other than an executive officer or general partner of the filing person, evidence of the representative's authority to sign on behalf of such person shall be filed with the statement, provided, however, that a power of attorney for this purpose which is already on file with the Commission may be incorporated by reference. The name and any title of each person who signs the statement shall be typed or printed beneath his signature.


ATTENTION: INTERNATIONAL MISSATEMENTS OR OMISSIONS OF FACT CONSTITUTE FEDERAL CRIMINAL VIOLATIONS (SEE 18 U.S.C. 1001)






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